EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces First Quarter 2012 Financial Results

SPOKANE, Wash., May 2, 2012 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCQB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter ended March 31, 2012.

Net income for the first quarter of 2012 was $325 thousand, compared to $600 thousand reported for the first quarter of 2011. After accrual of dividends on preferred stock and related accretion adjustments, the net income available for common shareholders was $156 thousand for the first quarter of 2012 ("1Q12") compared to $430 thousand for the first quarter last year ("1Q11").

Earnings per diluted share available for common shareholders for the first quarters of 2012 and 2011 were $0.05 and $0.14, respectively.

Randall L. Fewel, President and CEO of both the Company and the Bank, said, "The two important takeaways in our first quarter numbers are that the Company earned a profit of $156 thousand, after a loss of $607 thousand in the fourth quarter last year, and net charge-offs were just $79 thousand in the quarter, compared to $1.6 million in the first quarter of 2011 and $1.7 million in the fourth quarter of 2011."

Net interest income decreased from $4.1 million in 1Q11 to $3.6 million in 1Q12, a decrease of $498 thousand, or -12.1%.  This is primarily attributable to rates on earning assets (loans and investments) re-pricing downward at a faster rate than rates on liabilities (deposits and Bank borrowings). It is also partly due to the fact average loans were about $13.4 million less in 1Q12 than they were in 1Q11, a decline of 4.7%. Loans are the highest yielding group of earning assets, so a reduction in total loans has a direct impact on reducing interest income. The net interest margin (interest income minus interest expense, divided by average earning assets) declined from 4.57% for 1Q11 to 4.11% for 1Q12 for the same reasons.

Noninterest income was 1.14% of average assets in the first quarter this year compared to 0.82% last year. Noninterest income increased by $293 thousand, or 36.2%, from $810 thousand in the first quarter last year, to $1.1 million in the first quarter this year. The primary driver of this improvement was the Bank's Mortgage Department which saw revenue climb by $133 thousand, or 93%, year over year. This was mainly a result of the Mortgage Department adding three mortgage originators since 1Q11. The other major factor contributing to the increase in noninterest income was the income generated from foreclosed income-producing properties, which accounted for $113 thousand. The Bank also saw an increase of $47 thousand in debit and credit card income year over year.

Noninterest expense for the first quarter increased by 11.6%, from $3.3 million last year, to $3.7 million this year. As a percentage of average assets, noninterest expense increased from 3.31% in 1Q11 to 3.79% in 1Q12. One of the biggest contributing factors in the $379 thousand increase in noninterest expense is a $98 thousand, or 5.9%, increase in personnel costs. The Bank's number of full-time-equivalent employees increased from 110 to 114 year over year. In addition to three new mortgage loan originators, the Bank also added two commercial/small business lenders. Both of these moves are beginning to produce results. As previously mentioned, the Mortgage Department had a very strong first quarter, and commercial and industrial ("C & I") loan totals increased by $4.8 million, or 9.1%, from year-end 2011 to March 31, 2012.

Other notable increases in noninterest expense included $162 thousand in increased costs associated with maintaining or selling foreclosed real estate, $57 thousand in increased software costs, $36 thousand in appraisal costs to obtain updated valuations on loan collateral, and $21 thousand in increased costs associated with stationery and supplies.

The Bank expensed $600,000 during 1Q12 into the Allowance for Loan Losses (the "ALLL") compared to $831,000 during 1Q11. As of March 31, 2012, the Bank's ALLL was $7.3 million, or 2.70% of gross loans, compared to $6.2 million, or 2.18% of gross loans, as of March 31, 2011.

As of March 31, 2012, the Company had assets of $397.2 million, compared to $385.7 million on December 31, 2011.  This is an increase of $11.5 million, or 3.0%, compared to year-end 2011.

Deposits at March 31, 2012 were $343.5 million, an increase of $11.4 million, or 3.4%, compared to December 31, 2011, and a decrease of $2.6 million, or 0.7%, compared to March 31, 2011.

The Bank's nonperforming assets were $17.1 million at quarter end, representing 4.31% of total assets. Nonperforming assets ("NPAs") are defined as loans on which the Bank has stopped accruing interest and foreclosed real estate.  NPAs at the end of 2011 were $14.1 million, representing 3.66% of total assets, and at March 31, 2011, NPAs were $15.4 million, representing 3.91% of total assets.

"We had one $2.6 million loan on an assisted living center that we placed on non-accrual in the first quarter which caused our NPAs to rise," Fewel commented. "But we do not foresee any potential loss in that credit and, overall, the amount of impairment on our non-performing loans actually declined in the first quarter from $2.6 million at the beginning of the year to $2.2 million.

"We also saw a 16.8% decline in delinquent loans during the quarter," Fewel said. Delinquent loans are loans thirty days or more past due and they stood at $8.8 million at the end of the quarter compared to $10.6 million at the beginning of the quarter. As a percentage of the total loan portfolio, delinquent loans dropped from 3.98% at year-end to 3.24% at quarter end.

"Our special assets people have been working diligently to achieve satisfactory resolutions on our non-performing assets," Fewel said. "They anticipate some very positive outcomes that are pending on five of our bigger NPAs that could reduce the totals by as much as $7 million by year-end if all goes as planned," Fewel added. "That would represent a major step forward for INB and one that we believe would position us for improved earnings going forward."

Total revenue for the Company was $4.7 million for the first quarter 2012, which was a decline of $205 thousand, or 4.2%, from the $4.9 million generated in the first quarter of 2011. Total revenue is defined as net interest income plus noninterest income. The primary reason for the decline in revenue is that interest income declined more than interest expense, as previously discussed.

Core deposits (all deposits except time deposits) ended the quarter at $250.0 million. This represents an increase of $16.3 million, or 7.0%, since the beginning of the year and an increase of $26.3 million, or 11.8%, over March 31, 2011.

Fewel summarized the quarterly results by saying, "We are pleased by the return to profitability, the significant improvement in charge-offs, the positive results in the residential mortgage area and the growth in loans to community-based businesses. The uptick in non-performing assets tempers the results a bit, but we have resolutions pending on a number of those loans that are expected to dramatically turn that around if we are able to bring them to fruition."

Fewel pointed out that the book value of the Company's common stock stood at $8.36 per share on March 31, 2012, which is a $0.06 increase over the $8.30 book value at the end of 2011.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington.  INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County).  INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services.  The Company's stock is quoted by the OTC Markets, http://www.otcmarkets.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts and pertain to the Company's future operating results.  When used in this release, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600

         Holly Poquette, Chief Financial Officer
         (509) 456-8888